                           BALANCED CARE CORPORATION

                  SUPPLEMENTARY EARNINGS PER SHARE COMPUTATION
                      (In Thousands Except Per Share Data)

                                                                    EXHIBIT 11.2

                                             September
                                              30, 1997      1997
                                             ---------    --------

Net Loss..................................   $   (655)    $ (4,492)
Interest savings on debt
    retirement(2).........................        215          806
                                             --------     --------
Adjusted net loss.........................       (440)      (3,686)
                                             ========     ========

Weighted average common shares
    outstanding...........................      3,783        3,583
Additional shares assuming exercise
    or issuance of(1):
  Convertible preferred stock.............      3,757        3,757
  Common Stock............................        242          242
  Stock Options...........................        504          478
  Warrants................................        240          240
Shares assumed repurchased................       (522)        (494)
Incremental shares issued for retirement
    of debt(2)............................      1,160        1,160
                                             ---------    --------
Adjusted shares outstanding...............      9,164        8,966
                                             =========    ========

Supplementary net loss
    per common share......................   $   (.05)    $   (.41)
                                             =========    ========


1. Pursuant to Securities and Exchange Commission policies, Common Stock, stock options and warrants issued within the one year prior to the filing of this registration statement have been treated as outstanding for all periods presented. Additionally, mandatorily redeemable convertible preferred stock will convert into common shares upon completion of the Offering.

2. As required by APB 15 the supplemental earnings per share presentation reflects the effect of the retirement of debt with the proceeds of the offering (using a proposed offering price of $7.00).